Exhibit n.(3)

[EVERSHEDS SUTHERLAND (US) LLP]

THOMAS E. BISSET

Direct Line: (202) 383-0118

Internet: ThomasBisset@eversheds-sutherland.us

April 30, 2025

VIA EDGAR

Farm Bureau Life Insurance Company

5400 University Avenue

West Des Moines, IA 50266

Re: Farm Bureau Life Variable Account (File No. 333-87766)

Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 31 to the Registration Statement on Form N-6 for Farm Bureau Life Variable Account (File No. 333-87766). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

EVERSHEDS SUTHERLAND (US) LLP

/s/Thomas E. Bisset
Thomas E. Bisset